Exhibit 10.2

December 4, 2008

Steve Filton

Senior Vice President & CFO

UHS of Delaware, Inc.

367 South Gulph Road

King of Prussia, PA 19406

Dear Steve;

The Board of Trustees of Universal Health Realty Income Trust, at their December 4, 2008 meeting, authorized the renewal of the current Advisory Agreement between the Trust and UHS of Delaware, Inc. (“Agreement”) upon the same terms and conditions.

This letter constitutes the Trust’s offer to renew the Agreement, until December 31, 2009, upon the same terms and conditions. Please acknowledge UHS of Delaware’s acceptance of this offer by signing in the space provided below and returning one copy of this letter to me. Thank you.

Sincerely,

/s/ Cheryl K. Ramagano
Cheryl K. Ramagano
Vice President & Treasurer

Agreed and Accepted:

UHS OF DELAWARE, INC.

By:	/s/ Steve Filton
Steve Filton
Senior Vice President and CFO

cc: Charles Boyle